NYFIX, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose

The purpose of this Plan is to provide designated (i) Employees of NYFIX and its Subsidiaries, (ii) Non-Employee Directors of NYFIX and its Subsidiaries and (iii) Consultants who perform services for NYFIX and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. NYFIX believes that Grants under this Plan will encourage the Participants to contribute materially to the growth of NYFIX and will align the economic interests of the Participants with those of the stockholders.

Prior to the adoption of this Plan, NYFIX separately maintained each of the Prior Plans. From and after approval of this Plan by the stockholders of NYFIX, no additional grants will be made under the Prior Plans. Outstanding grants under the Prior Plans will continue to be governed according to their terms as in effect on the date of such stockholder approval.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Affiliates” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity.

(b) “Board” means the Board of Directors of NYFIX.

(c) “Change in Control” means, unless otherwise provided in a Grant Letter (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of NYFIX to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Warburg Pincus Private Equity IX, L.P. or its Affiliates; or (ii) any person or group, other than the Warburg Pincus Private Equity IX, L.P. or its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of NYFIX (or, if NYFIX is not the survivor, the survivor), including by way of merger, consolidation or otherwise (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission).

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board or its delegate or successor, or such other committee as may be appointed by the Board to administer this Plan, or its delegate or successor, subject to the last sentence of Section 3(a).

(f) “Company” means NYFIX and its Subsidiaries.

(g) “Consultant” means an advisor or consultant who performs services (other than as an employee) for the Company.

(h) “Date of Grant” means the date on which a Grant shall have been authorized by the Committee (or any senior executives designated by the Committee pursuant to Section 3(a), as applicable) or, if later, the date on which the Participant to whom the Grant is made begins providing services to the Company. The Date of Grant may be a date earlier than the Effective Date.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Units or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value on a dividend settlement date (as determined by the Committee) of any dividend payable in a form other than cash, paid by NYFIX on the Stock.

(j) “Employee” means an employee of the Company (including an officer or director who is also an employee).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of Stock, as of any date, means:

(i) if the Stock is publicly traded, the closing sale price on such date or, if there are no trades on such date, the mean between the closing bid and asked prices on that date, as reported by the principal exchange or market on which the Stock is traded (or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or another customary financial reporting service, as determined by the Committee); or

(ii) if the Stock is not publicly traded or, if publicly traded, the sales prices or bid and asked quotations are not publicly reported, the fair market value as determined by the Committee in accordance with Section 409A of the Code and the related Treasury Regulations.

(m) “Grant” means an Option, SAR, Stock Unit, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under this Plan or the granting thereof, as the context may require.

(n) “Grant Letter” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of Section 422 of the Code, as described in Section 7.

(p) “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Company.

(q) “Nonqualified Stock Option” means a stock option that does not meet the requirements of Section 422 of the Code, as described in Section 7.

(r) “NYFIX” means NYFIX, Inc., a Delaware corporation, and any successor thereto.

(s) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(t) “Option Price” means the consideration in U.S. dollars payable for a share of Stock purchasable under an Option.

(u) “Other Stock-Based Award” means any Grant based on, measured by or that may be settled by the issuance or transfer of shares of Stock (other than Grants described in Sections 7, 8, 9, 10 and 11), as described in Section 12.

(v) “Parent” means a “parent corporation” (as defined in Section 424(e) of the Code) of NYFIX.

(w) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to receive a Grant under this Plan.

(x) “Person” means an individual or a corporation, partnership, limited liability company, trust or other entity of any kind.

(y) “Plan” means this NYFIX, Inc. 2007 Omnibus Equity Compensation Plan, as in effect at the relevant time.

(z) “Prior Plans” means the Trinitech Systems, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan, the NYFIX, Inc. 2001 Stock Option Plan and the Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan, in each case as in effect prior to the approval of this Plan by the stockholders of NYFIX.

(aa) “Senior Executives” means the Chief Executive Officer of NYFIX, any officer of the Company who is required to file beneficial ownership reports under Section 16 of the Exchange Act and any other individual that reports directly to the Chief Executive Officer (other than clerical or administrative staff).

(bb) “Stock” means the common stock, par value $0.001 per share, of NYFIX or such other securities of NYFIX as may be substituted therefor pursuant to Section 5(d) or 18.

(cc) “SAR” means a stock appreciation right, as described in Section 8.

(dd) “Stock Award” means Stock granted as described in Section 10.

(ee) “Stock Unit” means a phantom unit, representing one share of Stock, as described in Section 9.

(ff) “Subsidiary” means a “subsidiary corporation” (within the meaning of Section 424(f) of the Code) of NYFIX.

(gg) “Successor Participant” means the estate, personal representative or other Person entitled to succeed to the rights of a Participant in accordance with Section 16.

3.	Administration

(a) Committee. This Plan shall be administered by the Committee. The Committee may delegate day to day administrative functions to employees of the Company or third party service providers. Except to the extent prohibited by applicable law or applicable rules of a securities exchange or market on which the Stock is listed, the Committee may delegate to one or more senior executives of the Company (i) to the extent permitted by applicable law, the authority to make Grants to Employees (other than executive officers), and (ii) other administrative responsibilities. Any such delegation may be revoked (and subsequently reinstated) by the Committee at any time. The Board may serve as the Committee in respect of Grants to any Non-Employee Directors.

(b) Committee Authority. The Committee shall (i) determine the Employees, Consultants and Non-Employee Directors to whom Grants shall be made under this Plan, (ii) determine the type, size, terms and conditions, and expiration of the Grants to be made to each Participant and (iii) determine the time when the Grants will be made and the duration of (and criteria, if any applicable to) the applicable vesting, performance, exercise, restriction or other period, if any. Without limiting the power or authority of the Committee hereunder, the Committee may, at any time, (i) accelerate the vesting or exercisability of any Grant, (ii) extend the expiration or period for exercise of any Grant (but not beyond the 10th anniversary of the date of the Grant), (iii) reduce or eliminate any restriction or performance period or criteria for any Grant, subject to the provisions of Section 13, (iv) otherwise amend the terms of any previously issued Grant in any manner, subject to the provisions of Section 20, and (v) adopt guidelines separate from this Plan that set forth the process for making Grants.

(c) Committee Determinations. Subject to the terms of this Plan and applicable law, the Committee shall have full power and discretionary authority to administer and interpret this Plan, to make factual determinations in respect of this Plan and any and all Grants and to adopt or amend rules, regulations, agreements and instruments for implementing this Plan. Subject to the terms of this Plan and applicable law, all interpretations and determinations made by the Committee shall be conclusive and binding on all Persons having any interest in this Plan or any Grant. The Committee shall have the right to exercise its power and authority in its sole discretion and need not do so uniformly as to similarly situated individuals.

(d) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Employee, the Company's independent registered public accountants or any executive compensation consultant, legal counsel or other professional retained by it or the Company. No member of the Committee, and no any Employee acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan, and all members of the Committee and any Employee acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.	Grants

Grants may consist of Options, SARs, Stock Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. Grants may be made to Employees, Non-Employee Directors and Consultants; provided, that Grants of Incentive Stock Options may only be made to Employees or employees of the Parent. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems necessary, appropriate or expedient. All Grants shall be evidenced by Grant Letters. Grants under a particular Section of this Plan need not be uniform as among the Participants. Each Grant shall be made conditional upon the relevant Participant’s written acknowledgement that all decisions and determinations of the Committee shall be final and binding on such Participant, his or her beneficiaries, and any other Person having or claiming an interest under such Grant. Notwithstanding any provision of this Plan to the contrary, the Committee may make Grants, or vesting or exercisability of Grants, that are contingent on, and subject to, stockholder approval of this Plan or an amendment to this Plan.

5.	Shares of Stock Subject to this Plan

(a) Shares Authorized. Subject to Sections 5(b) and 5(d), the aggregate number of shares of Stock that may be issued or transferred under this Plan equals the sum of (i) 9,450,000 shares of Stock, (ii) the number of shares of Stock subject to grants outstanding, as of the time at which this Plan is adopted by the Board, under the Prior Plans that are forfeited, cancelled, expired, exchanged or surrendered after such time without issuance or transfer of such shares of Stock and (iii) the number of shares of Stock authorized for issuance or transfer under the Prior Plans that are not subject to grants outstanding or previously exercised as of the time at which this Plan is adopted by the Board; provided, however, that (x) the number of shares of Stock described in clause (iii) above shall be reduced (but not below zero) by the number of shares of Stock that become subject to grants under the Prior Plan after the time at which this Plan is adopted by the Board, (y) the number of shares of Stock described in clause (ii) above shall be increased by the number of shares of Stock described in clause (x) above that are subsequently forfeited, cancelled, expired, exchanged or surrendered without issuance or transfer of such shares of Stock and (z) no more than 5,000,000 shares of Stock shall be issued or transferred upon exercise or settlement of Incentive Stock Options. Shares issued or transferred hereunder may be authorized, but unissued, shares of Stock or reacquired shares of Stock, including shares of Stock purchased by NYFIX on the open market for purposes of this Plan.

(b) Share Counting. For each Grant made under this Plan that may be settled in shares of Stock, shares of Stock equal to the maximum number of shares of Stock that may be issuable and transferable thereunder shall not be available for other Grants under this Plan; provided, however, that, if and to the extent that such Grant terminates, expires or is canceled, forfeited, exchanged or surrendered without settlement by the issuance or transfer of shares of Stock, such shares shall again become available for other Grants under this Plan. To the extent that a Grant is settled in cash, and not by the issuance or transfer of shares of Stock, any shares of Stock previously subject to such Grant shall again become available for other Grants under this Plan.

(c) Individual Limits. All Grants under this Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which Grants, other than Dividend Equivalents, may be made under this Plan to any individual during any consecutive 12-month period shall be 5,000,000 shares, subject to adjustment as described below. The individual limits described in this Section 5(c) shall apply without regard to whether the Grants are to be settled by the issuance or transfer of shares of Stock or in cash. All cash settlements (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash settlement relates, determined as of the trading day immediately prior to the date of settlement.

(d) Adjustments. If (i) a stock dividend, stock split or reverse stock split, (ii) a merger, reorganization, restructuring, spin-off, split-off, recapitalization, extraordinary dividend or distribution, or consolidation, (iii) a reclassification, recapitalization, re-incorporation, combination or exchange of shares, or change in par value or (iv) another corporate transaction (which includes any other extraordinary or unusual event affecting the outstanding Stock, including a change in applicable laws or circumstances) occurs which results in or would result in any substantial dilution or enlargement of rights granted under this Plan or substantial increase or decrease in the value of outstanding shares of Stock, then the maximum number of shares of Stock available for issuance under this Plan, the maximum number of shares of Stock with respect to which Grants may be made to any individual during any consecutive 12-month period, the number of shares of Stock subject to outstanding Grants, the kind of shares to be issued or transferred under this Plan, the price per share or the applicable market value of such Grants and such other provisions hereof or thereof as may be appropriate shall be adjusted by the Committee as it shall deem equitable. Adjustments, if any, made by the Committee shall be final and binding on all Persons.

(e) Initial Stockholder Approval. The Committee may make Grants under this Plan at any time after it is adopted by the Board; provided, however, that, notwithstanding anything contained in this Plan to the contrary, Grants, and vesting, acceleration of vesting and exercise of Grants, in each case made to or by Senior Executives (other than the grants to the Chief Executive Officer described in the following sentence) prior to approval of this Plan by the stockholders, must be made subject to and contingent on approval of this Plan by the stockholders in accordance with Section 19(c).

(f) Failure to Obtain Initial Stockholder Approval. If the stockholders of NYFIX fail to approve this Plan at the stockholders meeting wherein this Plan is first presented for approval, then any Grants made under this Plan that (i) were made after the approval of this Plan by the Board, (ii) were made prior to such stockholders meeting and (iii) were not subject to stockholder approval, shall remain outstanding in accordance with the terms of the applicable Grant Letter and this Plan. If the stockholders of NYFIX fail to approve this Plan at such stockholders meeting, this Plan shall terminate, no Grants shall thereafter be made under this Plan and Prior Plans shall continue to be operative in accordance with their terms as in effect prior to the time at which this Plan is adopted by the Board.

6.	Eligibility for Participation

All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in this Plan. Consultants shall be eligible to participate in this Plan if they perform bona fide services for the Company, the services are not performed in connection with the offer or sale of securities in a capital raising transaction and they do not directly or indirectly promote or maintain a market for NYFIX’s securities.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate.

(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(c) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options shall be granted only to Employees of NYFIX or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Employee Directors.

(ii) The Option Price shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option shall not be granted to an Employee who, at the Date of Grant, owns Stock possessing more than 10% of the total combined voting power of all classes of capital stock of NYFIX or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value of the Stock on the Date of Grant.

(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns Stock possessing more than 10% of the total combined voting power of all classes of capital stock of NYFIX, or any Parent or Subsidiary, shall not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, an Option may only be exercised while the Participant is employed by, or providing service to, the Company.

(g) Exercise of Options. Except as otherwise provided in the Grant Letter, a Participant shall exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to NYFIX or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) subject to prior approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, or (iii) by such other method as the Committee may approve. The Committee may require, in its discretion, that shares of Stock used to pay the Option Price and any withholding taxes pursuant to clause (ii) of the preceding sentence must have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to NYFIX with respect to the Option. The Committee may establish and change rules for the timing of payment of the Option Price and any withholding taxes.  No exercise of an Option shall be complete until the Company (x) has received such payment and (y) has settled the Option by issuing or transferring shares of Stock to the Participant.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value (determined as of the Date of Grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under this Plan or any other stock option or similar plan of NYFIX or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs

(a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Section 8(c).

(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of SARs to Employees, Consultants and Non-Employee Directors.

(c) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option); provided, however, that the term of an SAR granted separately from an Option shall not exceed ten years from the Date of Grant. Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option.

(d) Base Amount. The Committee shall establish the base amount of each SAR at the time such SAR is granted, which amount shall not be less than the Fair Market Value of the shares of Stock subject to such SAR on the Date of Grant.

(e) Exercisability of SARs. SARs shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.

(f) Settlement With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be settled in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, in such proportion as the Committee shall determine. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be issued or transferred upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(g) Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, an SAR may only be exercised while the Participant is employed by, or providing service to, the Company. SARs shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

(h) Exercise of SARs. Except as otherwise provided in the Grant Letter, a Participant shall exercise an SAR that has become exercisable, in whole or in part, by delivering a notice of exercise to NYFIX or its designated agent.

9.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock.

(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Stock Units to Employees, Consultants and Non-Employee Directors.

(c) Terms of Stock Units. The Committee may grant Stock Units that may be settled only if specified performance goals or other conditions are met or under other circumstances.

(d) Settlement With Respect to Stock Units. The Committee may provide in the Grant Letter that Stock Units shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations. Stock Units shall be settled within 75 days following the date or dates specified in the Grant Letter. Settlement with respect to Stock Units shall be made in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, as determined by the Committee.

(e) Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, a Stock Unit may only be retained and settled while the Participant is employed by, or providing service to, the Company. Stock Units shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

10.	Stock Awards

(a) General Requirements. The Committee may issue or transfer shares of Stock to an Employee, Consultant or Non-Employee Director under a Stock Award upon such terms and conditions as the Committee deems appropriate. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Grant of a Stock Award to Employees, Consultants and Non-Employee Directors.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Stock subject to such Stock Award except upon death as described in Section 16. Each certificate, or electronic book entry equivalent, for a share of Stock subject to a Stock Award shall contain a legend giving appropriate notice of the restrictions applicable thereto. The Participant shall be entitled to have the legend removed when all restrictions have lapsed. NYFIX or its designated agent may retain possession of any stock certificates for Stock Awards until all restrictions have lapsed.

(d) Settlement With Respect to Stock Awards. Settlement with respect to Stock Awards shall be made by the issuance or transfer of shares of Stock following the lapse of any restrictions on shares of Stock subject to the Stock Award.

(e) Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, restrictions on a Stock Award may only lapse while the Participant is employed by, or providing service to, the Company. Stock Awards shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

(f) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock subject to Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

11.	Dividend Equivalents

(a) General Requirements. When the Committee makes a Grant under this Plan, the Committee may grant Dividend Equivalents in connection with such Grants upon such terms and conditions as the Committee deems appropriate. Dividend Equivalents shall be paid within 90 days following the later of the date (i) dividends are paid to stockholders of NYFIX or (ii) the Participant vests in such Grant. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any Dividend Equivalents.

(b) Settlement with Respect to Dividend Equivalents. The Committee may provide in the Grant Letter that Dividend Equivalents shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations. Dividend Equivalents may be settled in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, as determined by the Committee.

(c)  Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, a Dividend Equivalent may only be settled while the Participant is employed by, or providing service to, the Company. Dividend Equivalents shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

12.	Other Stock-Based Awards

The Committee may grant other awards that are based on, measured by or may be settled by the issuance or transfer of shares of Stock to Employees, Consultants or Non-Employee Directors upon such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be settled in cash, by the issuance or transfer of shares of Stock or by a combination of the two, as determined by the Committee. The Committee may provide in the Grant Letter that Other Stock-Based Awards shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations.

13.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee are intended to be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this Section 13 shall apply to any such Grants. To the extent that Grants of Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other Grants.

(b) Performance Goals. When Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are intended to be considered “qualified performance-based compensation” are granted, the Committee shall establish (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met and (iv) any other conditions that the Committee deems appropriate and consistent with this Plan and the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The Committee is authorized, at any time during the first 90 days of the period of service to which the performance goal relates (or, if shorter, the first 25% of the period of service, as allowed under Section 162(m) of the Code), in its discretion, to adjust or modify the calculation of a performance goal; provided, that the performance goals are established in a written form within the time permitted by Section 162(m) of the Code to be considered “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Except as provided in this Section 13(b), the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals, which may include one or more of the following criteria: Stock price; earnings per share; net earnings or profits; operating earnings; EBITDA; EBIT; gross margin; operating margin; return on capital; return on investment; total shareholder return; return on assets; stockholder return; return on equity; change in assets; unit volume; sales; market share; or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash or debt targets or goals relating to restructurings, acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of NYFIX, a Subsidiary or NYFIX and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed or such other date as may be required or permitted under applicable Treasury Regulations under Section 162(m) of the Code.

(e) Adjustment to Goals. The Committee is authorized at any time during the period specified in Section 13(d) or at any time thereafter, in its sole discretion, to adjust or modify the calculation of a performance goal for the applicable performance period, based on and in order to appropriately reflect any one or more of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(f) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after NYFIX announces NYFIX’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the designated performance goals and the terms of each Grant Letter.

(g) Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that Grants shall be settled, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with Sections 162(m) and 409A of the Code and the related Treasury Regulations.

14.	Deferrals

The Committee may establish rules and regulations to permit or require a Participant to defer receipt of the settlement in cash or by the issuance or transfer of shares of Stock that would otherwise be due to the Participant in connection with any Grant. If the Committee decides to permit or require such deferrals, the Committee shall establish written rules and procedures governing such deferrals, which shall be consistent with the requirements of Section 409A of the Code and the related Treasury Regulations.

15.	Withholding of Taxes

(a) Required Withholding. All Grants under this Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may, and is hereby authorized to, at its election, (i) require that the Participant or other Person receiving or exercising Grants, or receiving shares of Stock or cash or other property in settlement of Grants, pay to the Company, (ii) deduct from other compensation to be paid by the Company or (iii) withhold from any shares of Stock or cash or other property deliverable under this Plan in settlement of a Grant, in each case, the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants.

(b) Election to Withhold Shares. Subject to the approval of the Committee, a Participant may elect to satisfy any tax withholding obligation with respect to Grants to be settled in shares of Stock by (i) having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities or (ii) delivering to the Company shares of Stock owned by the Participant; provided that the Committee may require, in its discretion, that such shares of Stock have been held by the Participant for a period of time to avoid adverse accounting consequences to the Company. The elections described in this Section 15(b) must be made in a form and manner prescribed by the Committee.

16.	Transferability of Grants

(a) In General. Except as provided in this Section 16, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of this Plan and the relevant Grant Letter. A Successor Participant must furnish proof satisfactory to NYFIX of his or her right to the Grant under the Participant’s will or the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding anything contained in Section 16(a) to the contrary, the Committee may permit a Participant to transfer Grants to family members, family trusts or partnerships, or similar persons or entities, consistent with applicable securities laws, on such terms and conditions as the Committee may determine; provided, that the Participant receives no consideration for the transfer and the transferred Grant continues to be subject to the same terms and conditions as were applicable to it immediately before the transfer.

17.	Consequences of a Change in Control

(a) Notice and Acceleration. Upon a Change in Control, unless the Committee determines otherwise, all outstanding Grants held by any such Participant shall continue to vest and become exercisable in accordance with the original terms of the Grants and all restrictions and conditions on all outstanding Grants held by any such Participant shall continue to lapse in accordance with the original terms of the Grants, in each case unaffected by the Change in Control.

(b) Assumption of Grants. Upon a Change in Control where NYFIX is not the survivor (or survives only as a subsidiary of another Person), all outstanding Grants that are not settled or cancelled under Section 17(c) shall be assumed by, or replaced with comparable grants by, the survivor (or such other Person).

(c) Other Alternatives. Notwithstanding anything contained in Section 17(b) to the contrary, upon a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) require that outstanding Grants that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money”, as determined by the Committee; (ii) require that Participants surrender their outstanding Grants that are “in-the-money” in exchange for a settlement immediately following the Change in Control, as determined by the Committee; and (iii) cancel any or all Grants that are not “in the money” without consideration. Such surrender, settlement and cancellation shall take place as of the date of the Change in Control or such other date as the Committee may specify. For purposes of this Section 17(c), “in the money” means that a Grant has a positive value.

18.	Requirements for Issuance of Shares

(a) Securities Laws. Notwithstanding anything contained in this Plan to the contrary, no shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all requirements imposed by securities and other laws, rules and regulations and by any securities exchange or market on which the Stock is listed then applicable to the issuance or transfer of such shares shall have been complied with to the satisfaction of NYFIX. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may bear legends to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under this Plan may be subject to such stop-transfer orders and other restrictions, and bear such other legends as the Company may deem necessary or appropriate.

(b) Registration. NYFIX shall use commercially reasonable efforts, as determined in the sole discretion of NYFIX, to file, at its expense, a registration statement or statements on Form S-8 or Form S-3 (or any applicable successor Form), as appropriate, to register the sale, issuance, transfer or resale of the shares of Stock subject to this Plan under the Securities Act of 1933 (the “Securities Act”), at such time or times and subject to such restrictions and limitations as NYFIX, in its sole discretion, may deem necessary or appropriate. Without limiting any such restrictions or limitations, any issuance, transfer or resale of shares of Stock pursuant to such registration statement or statements shall be subject to (i) the continued effectiveness or use, at NYFIX’s discretion, of such registration statement or statements and (ii) any blackout, insider trading, short-swing profits, holdback or other trading restrictions which NYFIX may impose or to which the Participant may be subject, by law, under Company policies or otherwise. For so long as the shares of Stock are not registered for sale, issuance or transfer or are otherwise not permitted to be sold, issued or transferred under the Securities Act or other applicable laws, NYFIX shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to a Grant unless such shares may be offered or sold without such registration pursuant to an available exemption therefrom, the terms and conditions of such exemption shall have been fully complied with and NYFIX elects to rely thereon (which it shall be under no obligation to do). If the shares of Stock offered for sale or sold under this Plan are offered or sold pursuant to (x) an exemption from registration under the Securities Act or (y) any applicable law other than those of the United States, NYFIX may restrict the transfer of such shares of Stock and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of such exemption.

(c) No Company Liability. The Company shall have no liability to a Participant if the Fair Market Value decreases between the date on which the Participant first attempts to exercise his or her Grant under this Plan and the date on which the Company issues or transfers shares of Stock in settlement therefor. In addition, the Company shall have no liability in respect of any Grant under this Plan that expires prior to exercise or that are cancelled or otherwise forfeited pursuant to the terms of this Plan or the applicable Grant Letter.

(d) Indemnification. Any Participant for whom the resale of shares of Stock is included in a registration statement or statements will indemnify the Company, each of its directors and officers and each Person who controls the Company (other than such Participant) against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or statements, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, each of its directors and officers and each Person controlling the Company (other than such Participant) for all legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged statement) or omission (or alleged omission) is made in such registration statement or statements in reliance upon and in conformity with written information furnished to the Company by such Participant with respect to such Participant and expressly stated to be specifically for use therein; provided, however, that the liability of any such Participant under this Section 18(d) shall be limited to the amount of proceeds received by such Participant in the resale giving rise to such liability.

19.	Amendment and Termination

(a) Amendment. The Board may amend or terminate this Plan at any time; provided, however, that the Board shall not amend this Plan without approval of the stockholders of NYFIX to the extent that such approval is required in order to comply with the Code or applicable laws or to comply with requirements of any securities exchange or market on which the Stock is listed. The Committee may amend any Grant Letter at any time. No amendment or termination of this Plan and no amendment of any Grant Letter shall, without the consent of such Participant, impair any rights or obligations under any Grant previously made to a Participant, unless such right has been reserved in this Plan or the Grant Letter or except as provided in Section 20(b).

(b) Repricing. At the discretion of the Committee, any Grant under this Plan may be repriced, replaced, regranted through cancellation or modified to reduce the exercise or base price. The authority given under preceding sentence is given in addition to the authority to make any adjustment to a Grant pursuant to Section 5(d). Without limiting the first sentence of this Section 19(b), the Committee may cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.

(c) Stockholder Approval for “Qualified Performance-Based Compensation.” For purposes of making Grants to Senior Executives under this Plan at any time (except as provided in Section 5(e)), this Plan must be approved by NYFIX’s stockholders in a manner intended to comply with Sections 422(b)(i) and 162(m) of the Code and the related Treasury Regulations no later than the earlier of (i) 12 months following the date the Plan is approved by the Board and (ii) the date a Grant is first settled under the Plan. In addition, for purposes of making grants to Senior Executives following the expiration of the initial stockholder approval, this Plan must be reapproved by NYFIX’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 13, if additional Grants are to be made under Section 13 and such approval is then required by Section 162(m) of the Code or the related Treasury Regulations.

(d) Termination of Plan. This Plan shall terminate on the day immediately preceding the tenth anniversary of the date of stockholder approval of this Plan, unless this Plan is terminated earlier under Section 5(f) or by the Board or, with the approval of the stockholders, is extended by the Board. The termination of this Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant and the terms and conditions of this Plan shall continue to apply to such outstanding Grants.

20.	Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any Person, including Grants to employees thereof who become Employees, or for other proper corporate purposes or (ii) limit the right of NYFIX to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another Person who becomes an Employee by reason of such an acquisition in substitution for a grant made by such Person. The terms and conditions of the substitute Grants may vary from the terms and conditions required by this Plan and from those of the substituted grant. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. This Plan, the Grants made hereunder and the obligations of NYFIX under this Plan and such Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency that may be required. Notwithstanding anything contained herein or in any Grant Letter to the contrary, the Committee may revoke any Grant if it is contrary to applicable law or modify a Grant to bring it into compliance with applicable law or within the provisions of this Plan. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Section 409A. It is the intention of NYFIX that no Grant be subject to the additional tax imposed by Section 409A(b)(5)(i) of the Code, and to the extent that there are any ambiguities herein, this Plan shall be interpreted and administered accordingly.

(d) Enforceability. This Plan shall be binding upon and enforceable against NYFIX and its successors and assigns.

(e) Funding of this Plan; Limitation on Rights. This Plan shall be unfunded. Neither NYFIX nor any other Person shall be required to establish any special or separate fund or to make any other segregation of assets to assure the settlement of any Grants under this Plan. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Person and any Participant or any other Person. No Participant or other Person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Person. To the extent that any Person acquires a right to receive settlement from NYFIX hereunder, such right shall be no greater than the right of any unsecured general creditor of NYFIX.

(f) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other Person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or continue in the employment or service of the Company.

(g) No Acquired Rights or Entitlements/Plan Amendment or Termination. The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. The Company has no obligation to offer incentive plans to Participants in the future, and the Plan shall be effective only for the time period specified in the Plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of the Company. Specifically, the Company assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, the Company may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.

(h) No Fractional Shares. No fractional shares of Stock are required to be issued or delivered pursuant to this Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i) Other Compensation and Benefit Plans. Except as provided in Section 1, the adoption of this Plan shall not affect any other stock incentive or other compensation plans of the Company and shall not preclude the Company from establishing any other forms of stock incentive or other compensation for employees, non-employee directors or other Persons. The amount of any compensation deemed to be received by a Participant pursuant to an Grant shall not constitute compensation with respect to which any other benefits of such Participant are determined, including benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

(j) Employees Subject to Taxation Outside the United States. With respect to Participants who are resident or subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws. In order to facilitate the grant of Awards under this Plan, the Committee may, in its sole discretion, (i) provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company outside of the United States, as the Committee may, in its sole discretion, consider necessary or appropriate to accommodate differences in local law, tax policy or custom and (ii) approve such supplements to, or amendments, restatements or alternative versions of, this Plan, as it may, in its sole discretion, consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan for any other purpose; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders under any applicable rules

(k) Personal Data. In order to administer this Plan, the Company may process personal data about Participants. Such data includes, but is not limited to, the information provided in a Grant Letter and any changes thereto, other appropriate personal and financial data about a Participant, such as a home address, business address, e-mail address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of this Plan. By accepting a Grant, each Participant gives explicit consent to the Company to process any such personal data. Participants also give explicit consent to the Company to transfer any such personal data within and outside of the United States or any other country in which the Participant may work or are employed, and such data may be transferred to persons who are designated by the Company to administer this Plan. The United States has not been determined to provide an adequate level of privacy protection as defined in the European Union’s Directive on Data Protection. However, the Company will, at all times, use commercially reasonable efforts to take the appropriate measures to protect Participants’ personal data. Participants have the right to request information on the collection, processing and use of their personal data. If a Participant wishes to exercise his or her rights to information, he or she may make a written request to the Company. Requests should contain sufficient detail to describe the data with respect to which the Participant requests information.

(l)  Governing Law. The validity, construction, interpretation and effect of this Plan and Grant Letters issued under this Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Adopted by the Board on __, 2007

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Secretary